As filed with the Securities and Exchange Commission on January 4, 2012
Registration No. 333-126568
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________

Post-Effective Amendment No. 1 to Registration Statement No. 333-126568

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-1193199 (I.R.S. Employer Identification No.)
1414 NW Northrup Street, Suite 700 Portland, Oregon 97209
(Address of Principal Executive Offices) (Zip Code)

McCormick & Schmick’s Seafood Restaurants, Inc.
2004 Stock Incentive Plan
(Full Title of Plan)

Tilman J. Fertitta
1510 West Loop South
Houston, Texas 77027
 (Name and Address of Agent for Service)

(713) 850-1010
 (Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Steve Wolosky, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 No. 333-126568 (the “Registration Statement”) registering 1,500,000 shares of common stock, $0.001 par value per share (“Common Stock”), of McCormick & Schmick’s Seafood Restaurants, Inc., a Delaware corporation (the “Company”), reserved for issuance under the McCormick & Schmick’s Seafood Restaurants, Inc. 2004 Stock Incentive Plan.

On November 7, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Landry’s, Inc., a Delaware corporation (“Landry’s”), and Landry’s MSA Co., Inc., a Delaware corporation and a wholly-owned subsidiary of Landry’s (“Purchaser”).  On January 3, 2012, pursuant to the Merger Agreement, Purchaser was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly-owned subsidiary of Landry’s.  At the effective time of the Merger, each share of Common Stock of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Landry’s, Purchaser, or the Company, or any direct or indirect wholly-owned subsidiary of Landry’s, Purchaser or the Company,  and shares of Common Stock held by stockholders who are entitled to and properly exercise appraisal rights under Delaware law) was automatically converted into the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to $8.75 per share.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration all securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 4th day of January, 2012.

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

By:	/s/ Tilman J. Fertitta
	Name:	Tilman J. Fertitta
	Title:	Chairman of the Board & President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Tilman J. Fertitta	Chairman of the Board & President (Principal Executive Officer)	January 4, 2012
Tilman J. Fertitta
/s/ Richard H. Liem	Vice-President, Treasurer & Director	January 4, 2012
Richard H. Liem	(Principal Financial Officer and Principal Accounting Officer)
/s/ Steven L. Scheinthal	Vice-President, Secretary & Director	January 4, 2012
Steven L. Scheinthal